Exhibit 4.8

AMENDED AND RESTATED EQUITY PLEDGE AGREEMENT

This Amended and Restated Equity Pledge Agreement (this “Agreement”) is dated as of _______ __, ______ by and among the following parties:

1. Each shareholder listed in Annex 1 (individually and collectively, the “Pledgors”);

2. Lequan Technology (Beijing) Co., Ltd. (the “Pledgee”)

Registered Address: 106 Pingfang, 26th Building, South of Xindu East Station, East of Sanqi, Qinghe West, Haidian District, Beijing

Legal Representative: Chen Xiaoping;

3. Beijing Viomi Technology Co., Ltd. (the “Company”)

Registered Address: Middle Section, 2nd Floor, Building A, 3rd Building, No.9 Yongfeng Road, Haidian District, Beijing

Legal Representative: Chen Xiaoping.

(Each of the above is referred to as a “Party” and collectively as the “Parties”.)

WHEREAS:

(1) The Pledgors are registered shareholders of the Company and lawfully own all equity interests in the Company (the “Company Equity Interests”). As of the date hereof, their capital contributions and shareholding percentages in the Company’s registered capital are set forth in Annex 1.

(2) On July 21, 2015, Chen Xiaoping, Liu De, Cao Liping, a wholly-owned enterprise and the Company entered into an Equity Pledge Agreement (the “Original Agreement”). After the execution of the Original Agreement, the Company’s equity structure changed. The Parties agree to enter into this Agreement to restate the Original Agreement based on the updated equity structure.

(3) Pursuant to the Amended and Restated Exclusive Option Agreement (the “Exclusive Option Agreement”) dated _______ __, ______ among the Parties, the Pledgors or the Company shall, to the extent permitted by PRC law and at the request of the Pledgee, transfer all or part of their equity interests in the Company or all or part of the assets of the Company to the Pledgee and/or any other entity or individual designated by the Pledgee.

(4) Pursuant to the Amended and Restated Shareholder Voting Rights Entrustment Agreement (the “Voting Rights Entrustment Agreement”) dated _______ __, ______ among the Parties, the Pledgors have irrevocably and fully entrusted the Pledgee to exercise all shareholder voting rights in the Company on their behalf.

(5) Pursuant to the Exclusive Consulting and Service Agreement (the “Consulting Service Agreement”) dated July 21, 2015 between the Company and the Pledgee, the Company has exclusively engaged the Pledgee to provide relevant consulting services and agreed to pay corresponding service fees to the Pledgee for such services.

(6) As security for the performance of the Contractual Obligations (defined below) and the repayment of the Secured Obligations (defined below), the Pledgors agree to pledge all their Company Equity Interests to the Pledgee, granting the Pledgee a first-priority security interest, and the Company consents to such equity pledge arrangement.

NOW, THEREFORE, the Parties hereto agree as follows:

Article 1 Definitions

1.1 Unless the context otherwise requires, the following terms in this Agreement shall have the meanings set forth below:

“Contractual Obligations” means all contractual obligations of the Pledgors under the Exclusive Option Agreement and the Voting Rights Entrustment Agreement; all contractual obligations of the Company under the Exclusive Option Agreement, the Voting Rights Entrustment Agreement and the Consulting Service Agreement; and all contractual obligations of the Pledgors and the Company under this Agreement.

“Secured Obligations” means all direct, indirect, consequential losses and loss of anticipated profits suffered by the Pledgee due to any Default Event (defined below) of the Pledgors and/or the Company, based on factors including without limitation the Pledgee’s reasonable business plans and profit projections; and all expenses incurred by the Pledgee to enforce the performance of the Contractual Obligations by the Pledgors and/or the Company.

“Transaction Agreements” means the Exclusive Option Agreement, the Voting Rights Entrustment Agreement and the Consulting Service Agreement.

“Default Event” means any breach by any Pledgor of any of its Contractual Obligations under the Exclusive Option Agreement, the Voting Rights Entrustment Agreement and/or this Agreement, and any breach by the Company of any of its Contractual Obligations under the Exclusive Option Agreement, the Voting Rights Entrustment Agreement, the Consulting Service Agreement and/or this Agreement.

“Pledged Equity Interests” means all Company Equity Interests lawfully owned by the Pledgors upon the effectiveness of this Agreement and pledged to the Pledgee pursuant to this Agreement as security for the performance of the Contractual Obligations by the Pledgors and the Company (the specific Pledged Equity Interests of each Pledgor are set forth in Annex 1), as well as increased capital contributions and dividends described in Articles 2.6 and 2.7 hereof.

“PRC Law” means the laws, administrative regulations, ministerial rules, local regulations, judicial interpretations and other binding normative legal documents of the People’s Republic of China in effect from time to time.

1.2 Any reference to any PRC Law in this Agreement shall be deemed (1) to include any amendment, modification, supplement or re-enactment of such PRC Law, regardless of whether it takes effect before or after the execution of this Agreement; and (2) to include any other decisions, notices and rules issued pursuant thereto or becoming effective in connection therewith.

1.3 Unless the context otherwise requires, references to Articles, Sections, Items and paragraphs in this Agreement are to the corresponding provisions of this Agreement.

Article 2 Equity Pledge

2.1 The Pledgors hereby agree to pledge the Pledged Equity Interests lawfully owned and disposed of by them to the Pledgee as security for the repayment of the Secured Obligations. The Company hereby consents to the pledge of the Pledged Equity Interests by the Pledgors to the Pledgee in accordance with this Agreement. As of the date hereof: Chen Xiaoping pledges 99% of the registered capital of the Company (equivalent to RMB 990,000 of capital contribution); Zhuhai Yungui Enterprise Management Consulting Partnership (Limited Partnership) pledges 1% of the registered capital of the Company (equivalent to RMB 10,000 of capital contribution).

2.2 Unless otherwise agreed by the Parties, the Pledgors undertake to complete the registration of the equity pledge under this Agreement (the “Equity Pledge”) with the company registration authority of the Company within an appropriate time after the execution of this Agreement. The Company undertakes to use its best efforts to cooperate with the Pledgors to complete such industrial and commercial registration. The Equity Pledge under this Agreement shall be established upon completion of the pledge registration with the company registration authority of the Company.

2.3 During the term of this Agreement, the Pledgee shall not be liable for any reduction in the value of the Pledged Equity Interests unless caused by the Pledgee’s willful misconduct or gross negligence directly causing such result, and the Pledgors shall not have the right to recourse against or make any claim against the Pledgee in any form.

2.4 Subject to Article 2.3 above, if the Pledged Equity Interests are materially likely to decrease in value sufficiently to prejudice the rights of the Pledgee, the Pledgee may, on behalf of the Pledgors, auction or sell the Pledged Equity Interests at any time, and agree with the Pledgors to use the proceeds from such auction or sale to prepay the Secured Obligations or deposit them with the notary public in the place where the Pledgee is located (all expenses incurred therefrom shall be borne by the Pledgee). In addition, at the request of the Pledgee, the Pledgors shall provide other property as security for the Secured Obligations.

2.5 Upon the occurrence of any Default Event, the Pledgee shall have the right to dispose of the Pledged Equity Interests in the manner set forth in Article 4 hereof.

2.6 The Pledgors may increase capital to the Company only with the prior written consent of the Pledgee. Any increased capital contribution in the registered capital of the Company resulting from such capital increase by the Pledgors shall also constitute part of the Pledged Equity Interests.

2.7 The Pledgors may receive dividends or distributions in respect of the Pledged Equity Interests only with the prior written consent of the Pledgee.

2.8 The Pledgee shall have the right to dispose of any Pledged Equity Interests of any Pledgor in accordance with this Agreement after the occurrence of a Default Event.

Article 3 Release of Pledge

3.1 After the Pledgors and the Company have fully and completely performed all Contractual Obligations and repaid all Secured Obligations, the Pledgee shall, at the request of the Pledgors, release the Equity Pledge under this Agreement and cooperate with the Pledgors to complete the deregistration of the Equity Pledge. Reasonable expenses incurred in connection with the release of the Equity Pledge shall be borne by the Pledgee.

Article 4 Disposal of Pledged Equity Interests

4.1 The Parties hereby agree that in the event of any Default Event, the Pledgee shall have the right, upon giving written notice to the Pledgors, to exercise all remedies and powers available to it under PRC Law, the Transaction Agreements and the terms of this Agreement, including without limitation auctioning or selling the Pledged Equity Interests for priority repayment. The Pledgee shall not be liable for any loss caused by its reasonable exercise of such rights and powers.

4.2 The Pledgee may appoint its lawyers or other agents in writing to exercise any and all of the above rights and powers, and the Pledgors or the Company shall not object thereto.

4.3 The Pledgee shall have the right to deduct all reasonable expenses incurred in exercising any or all of the above rights and powers from the proceeds obtained therefrom on an actual basis.

4.4 Proceeds obtained by the Pledgee from exercising its rights and powers shall be applied in the following order:

First, payment of all expenses incurred in disposing of the Pledged Equity Interests and exercising the Pledgee’s rights and powers (including remuneration of its lawyers and agents);

Second, payment of taxes and duties payable in connection with the disposal of the Pledged Equity Interests; and

Third, repayment of the Secured Obligations to the Pledgee.

Any surplus after deducting the above amounts shall be returned by the Pledgee to the Pledgors or other persons entitled to such surplus under applicable laws and regulations, or deposited with the notary public in the place where the Pledgee is located (all expenses incurred therefrom shall be borne by the Pledgee).

4.5 The Pledgee may choose to exercise any remedies available to it simultaneously or successively, and the Pledgee need not exhaust other remedies before exercising its right to auction or sell the Pledged Equity Interests under this Agreement.

Article 5 Fees and Expenses

5.1 All actual expenses related to the establishment of the Equity Pledge under this Agreement, including without limitation stamp duty, any other taxes and all legal fees, shall be borne by the respective Parties.

Article 6 Continuity and Waiver

6.1 The Equity Pledge created under this Agreement is a continuing security and shall remain in effect until the Contractual Obligations have been fully performed or the Secured Obligations have been fully repaid. Any waiver, concession or delay by the Pledgee in exercising any right under the Transaction Agreements and this Agreement in respect of any default by the Pledgors shall not affect the right of the Pledgee to require strict performance of the Transaction Agreements and this Agreement by the Pledgors at any time thereafter or any right of the Pledgee arising from any subsequent breach of the Transaction Agreements and/or this Agreement by the Pledgors.

Article 7 Representations and Warranties of the Pledgors

Each Pledgor severally represents and warrants to the Pledgee as follows:

7.1 The Pledgor has full capacity to act and possesses the legal right and capacity to execute this Agreement and assume legal obligations hereunder.

7.2 All reports, documents and information provided by the Pledgor to the Pledgee prior to the effectiveness of this Agreement relating to the Pledgor and all matters required under this Agreement are true and correct in all material respects as of the effectiveness of this Agreement.

7.3 All reports, documents and information provided by the Pledgor to the Pledgee after the effectiveness of this Agreement relating to the Pledgor and all matters required under this Agreement are true and valid in all material respects as of the time of provision.

7.4 As of the effectiveness of this Agreement, the Pledgor is the sole legal owner of the Pledged Equity Interests and there are no existing disputes regarding ownership of the Pledged Equity Interests. The Pledgor has the right to dispose of the Pledged Equity Interests and any part thereof.

7.5 Except for the security interest created under this Agreement and the rights created under the Transaction Agreements, there are no other security interests, third-party rights or other restrictions on the Pledged Equity Interests.

7.6 The Pledged Equity Interests are lawfully pledgeable and transferable, and the Pledgor has full right and authority to pledge the Pledged Equity Interests to the Pledgee in accordance with this Agreement.

7.7 This Agreement, when duly executed by the Pledgor, constitutes legal, valid and binding obligations of the Pledgor.

7.8 All third-party consents, approvals, waivers, authorizations or governmental approvals, permits, exemptions or registrations or filings with any governmental authority required for the execution and performance of this Agreement and the pledge of the Pledged Equity Interests hereunder (if required by law) have been obtained or completed and shall remain in full force and effect during the term of this Agreement.

7.9 The execution and performance of this Agreement by the Pledgor do not violate or conflict with any applicable laws, any agreement binding on the Pledgor or its assets, any court judgment, arbitral award or administrative decision.

7.10 The pledge under this Agreement constitutes a first-priority security interest in the Pledged Equity Interests.

7.11 All taxes and fees payable in connection with the acquisition of the Pledged Equity Interests have been paid in full by the Pledgor.

7.12 There are no pending or threatened actions, proceedings or claims against the Pledgor, its property or the Pledged Equity Interests in any court or arbitral tribunal, or in any governmental or administrative authority, that would materially and adversely affect the financial condition of the Pledgor or its ability to perform its obligations and security duties under this Agreement.

7.13 The Pledgor warrants to the Pledgee that the above representations and warranties shall be true and correct in all circumstances at all times until the Contractual Obligations have been fully performed or the Secured Obligations have been fully repaid, and shall be fully complied with.

7.14 If the Pledgor receives any dividends, distributions or other income from the Company during the term of this Agreement, it agrees to immediately gift such dividends, distributions or income unconditionally to the Pledgee or an entity/individual designated by the Pledgee.

7.15 If the Company is required to be dissolved or liquidated pursuant to mandatory provisions of applicable laws, any benefits distributed to the Pledgor from the Company upon completion of the legal dissolution or liquidation procedures shall be gifted to the Pledgee or an entity/individual designated by the Pledgee to the extent permitted by PRC law.

Article 8 Representations and Warranties of the Company

The Company represents and warrants to the Pledgee as follows:

8.1 The Company is a limited liability company duly registered and legally existing under PRC law with independent legal person status; it has full and independent legal status and capacity to execute, deliver and perform this Agreement and may independently be a party to litigation.

8.2 All reports, documents and information provided by the Company to the Pledgee prior to the effectiveness of this Agreement relating to the Pledged Equity Interests and all matters required under this Agreement are true and correct in all material respects as of the effectiveness of this Agreement.

8.3 All reports, documents and information provided by the Company to the Pledgee after the effectiveness of this Agreement relating to the Pledged Equity Interests and all matters required under this Agreement are true and valid in all material respects as of the time of provision.

8.4 This Agreement, when duly executed by the Company, constitutes legal, valid and binding obligations of the Company.

8.5 The Company has full internal corporate power and authority to execute and deliver this Agreement and all other documents related to the transactions contemplated herein to be executed by it, and has full power and authority to complete the transactions contemplated herein.

8.6 There are no pending or threatened actions, proceedings or claims against the Pledged Equity Interests, the Company or its assets in any court or arbitral tribunal, or in any governmental or administrative authority, that would materially and adversely affect the financial condition of the Company or the ability of the Pledgors to perform their obligations and security duties under this Agreement.

8.7 The Company hereby agrees to be jointly and severally liable to the Pledgee for the representations and warranties made by each Pledgor under Articles 7.4, 7.5, 7.6, 7.8 and 7.10 hereof.

8.8 The Company warrants to the Pledgee that the above representations and warranties shall be true and correct in all circumstances at all times until the Contractual Obligations have been fully performed or the Secured Obligations have been fully repaid, and shall be fully complied with.

8.9 If the Company is required to be dissolved or liquidated pursuant to mandatory provisions of PRC law, the assets of the Company shall be sold to the Pledgee or a qualified entity/individual designated by it at the lowest price permitted by PRC law then in effect, subject to compliance with PRC law.

Article 9 Covenants of the Pledgors

Each Pledgor severally covenants to the Pledgee as follows:

9.1 Without the prior written consent of the Pledgee, the Pledgor shall not create or permit the creation of any new pledge or other security interest on the Pledged Equity Interests. Any pledge or other security interest created on the whole or part of the Pledged Equity Interests without the prior written consent of the Pledgee shall be null and void.

9.2 The Pledgor shall not transfer the Pledged Equity Interests without prior written notice to and prior written consent from the Pledgee, and any proposed transfer of the Pledged Equity Interests by the Pledgor shall be null and void. The proceeds from any transfer of the Pledged Equity Interests by the Pledgor shall first be used to prepay the Secured Obligations to the Pledgee or deposited with a third party agreed by the Pledgee.

9.3 In the event of any legal action, arbitration or other claim that may materially adversely affect the interests of the Pledgor or the Pledgee under the Transaction Agreements and this Agreement or the Pledged Equity Interests, the Pledgor undertakes to promptly notify the Pledgee in writing and take all necessary measures to protect the Pledgee’s security interest in the Pledged Equity Interests as reasonably requested by the Pledgee.

9.4 The Pledgor shall not commit or permit any act or action that may materially adversely affect the interests of the Pledgee under the Transaction Agreements and this Agreement or the Pledged Equity Interests. Each Pledgor waives its right of first refusal when the Pledgee enforces the pledge.

9.5 The Pledgor undertakes to take all necessary measures and execute all necessary documents (including without limitation supplementary agreements to this Agreement) as reasonably requested by the Pledgee to ensure and perfect the Pledgee’s security interest in the Pledged Equity Interests and the exercise and realization thereof.

9.6 If any transfer of the Pledged Equity Interests results from the enforcement of the pledge under this Agreement, the Pledgor undertakes to take all measures to effect such transfer.

9.7 The Pledgor shall ensure that the convening procedures, voting methods and contents of the shareholders’ meetings and board of directors meetings convened for the purpose of executing this Agreement, creating the pledge and enforcing the pledge do not violate laws, administrative regulations or the articles of association of the Company.

9.8 The Pledgor shall not assign any of its rights or obligations under this Agreement without the prior consent of the Pledgee.

Article 10 Covenants of the Company

10.1 If any third-party consent, approval, waiver, authorization or governmental approval, permit, exemption or registration or filing with any governmental authority is required for the execution and performance of this Agreement and the pledge of the Pledged Equity Interests hereunder (if required by law), the Company shall use its best efforts to assist in obtaining and maintaining the same in full force and effect during the term of this Agreement.

10.2 Without the prior written consent of the Pledgee, the Company shall not assist or permit the Pledgors to create any new pledge or other security interest on the Pledged Equity Interests.

10.3 Without the prior written consent of the Pledgee, the Company shall not assist or permit the Pledgors to transfer the Pledged Equity Interests.

10.4 In the event of any legal action, arbitration or other claim that may materially adversely affect the Company, the Pledged Equity Interests or the interests of the Pledgee under the Transaction Agreements and this Agreement, the Company undertakes to promptly notify the Pledgee in writing and take all necessary measures to protect the Pledgee’s security interest in the Pledged Equity Interests as reasonably requested by the Pledgee.

10.5 The Company shall not commit or permit any act or action that may materially adversely affect the interests of the Pledgee under the Transaction Agreements and this Agreement or the Pledged Equity Interests.

10.6 The Pledgors shall provide the Pledgee with quarterly financial statements of the Company for the previous calendar quarter, including without limitation balance sheet, income statement and cash flow statement, within the first month of each calendar quarter.

10.7 The Company undertakes to take all necessary measures and execute all necessary documents (including without limitation supplementary agreements to this Agreement) as reasonably requested by the Pledgee to ensure and perfect the Pledgee’s security interest in the Pledged Equity Interests and the exercise and realization thereof.

10.8 If any transfer of the Pledged Equity Interests results from the enforcement of the pledge under this Agreement, the Company undertakes to take all measures to effect such transfer.

Article 11 Change of Circumstances

11.1 In addition, and without prejudice to the other provisions of the Transaction Agreements and this Agreement, if at any time the Pledgee determines that maintaining the effectiveness of this Agreement and/or disposing of the Pledged Equity Interests in the manner provided herein has become illegal or conflicts with applicable PRC laws, regulations or rules due to the promulgation or change of any PRC laws, regulations or rules, or the change in the interpretation or application thereof, or the change in relevant registration procedures, the Pledgors and the Company shall immediately take any actions and/or execute any agreements or other documents in accordance with the written instructions of the Pledgee and as reasonably requested by the Pledgee to:

(1) maintain the effectiveness of this Agreement;

(2) facilitate the disposal of the Pledged Equity Interests in the manner provided herein; and/or

(3) maintain or realize the security created or intended to be created by this Agreement.

Article 12 Effectiveness and Term

12.1 This Agreement shall take effect upon the date of duly execution by all Parties.

12.2 This Agreement shall remain in effect until the Contractual Obligations have been fully performed or the Secured Obligations have been fully repaid.

Article 13 Notices

13.1 Any notice, request, demand and other communications required or made under this Agreement shall be delivered in writing to the relevant Party.

13.2 Any such notice or communication sent by fax or telex shall be deemed duly delivered upon dispatch; if delivered personally, upon receipt; if sent by mail, five (5) days after posting.

Article 14 Miscellaneous

14.1 The Pledgors and the Company agree that the Pledgee may assign any of its rights and/or obligations under this Agreement to any third party upon notice to the Pledgors and the Company; provided that the Pledgors or the Company shall not assign any of their rights, obligations or liabilities under this Agreement to any third party without the prior written consent of the Pledgee. The successors and permitted assigns of the Pledgors and the Company (if any) shall continue to perform their respective obligations under this Agreement.

14.2 The amount of the Secured Obligations determined by the Pledgee in exercising its pledge over the Pledged Equity Interests pursuant to this Agreement shall be conclusive evidence of the Secured Obligations under this Agreement.

14.3 This Agreement is made in Chinese in four (4) original copies, each Party holding one (1) original copy.

14.4 The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by PRC law.

14.5 Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through consultation. If no agreement is reached within thirty (30) days after the occurrence of the dispute, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with its arbitration rules then in effect. The arbitration shall take place in Beijing and the arbitration language shall be Chinese. The arbitral award shall be final and binding on all Parties.

14.6 Any right, power or remedy conferred upon any Party by any provision of this Agreement shall not exclude any other right, power or remedy conferred upon such Party by law or any other provision of this Agreement, and the exercise of any right, power or remedy by a Party shall not preclude the exercise of any other right, power or remedy available to it.

14.7 Failure or delay by a Party to exercise any right, power or remedy (the “Rights”) under this Agreement or by law shall not constitute a waiver of such Rights, nor shall any single or partial exercise of any Rights preclude further exercise of such Rights or exercise of other Rights.

14.8 Headings to the Articles of this Agreement are for convenience of reference only and shall not be used or affect the interpretation of the provisions hereof in any case.

14.9 Each provision of this Agreement is severable and independent of the others. If any one or more provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the other provisions shall not be affected thereby.

14.10 Any amendment or supplement to this Agreement must be made in writing. Except for the assignment of rights under Article 14.1 by the Pledgee, any amendment or supplement to this Agreement shall take effect only upon due execution by all Parties.

14.11 This Agreement supersedes all other written or oral agreements previously reached by the Parties regarding the matters contemplated herein, including without limitation the Original Agreement, and constitutes the entire agreement among the Parties.

14.12 This Agreement shall be binding upon the legal successors of the Parties.

[No further text on this page]

IN WITNESS WHEREOF, this Amended and Restated Equity Pledge Agreement has been executed by the Parties as of the date first written above.

Chen Xiaoping

Signature:

Zhuhai Yungui Enterprise Management Consulting Partnership (Limited Partnership) (seal)

Signature:
Name:	Chen Xiaoping
Title:	Executive Partner

Lequan Technology (Beijing) Co., Ltd. (seal)

Signature:
Name:	Chen Xiaoping
Title:	Legal Representative

Beijing Viomi Technology Co., Ltd. (seal)

Signature:
Name:	Chen Xiaoping
Title:	Legal Representative

Annex 1

Basic Information of the Company

Company Name: Beijing Viomi Technology Co., Ltd.

Registered Address: Middle Section, 2nd Floor, Building A, 3rd Building, No.9 Yongfeng Road, Haidian District, Beijing

Registered Capital: RMB 1,000,000

Legal Representative: Chen Xiaoping

Equity Structure:

Shareholder	Capital Contribution (RMB)	Percentage	ID No./USCC
Chen Xiaoping	990,000	99%	******
Zhuhai Yungui Enterprise Management Consulting Partnership (LP)	10,000	1%	91440300MA5FRBGX9W
Total	1,000,000	100%	-